EXHIBIT 5.1

December 11, 1998


Ault Incorporated
7300 Boone Avenue North
Minneapolis, Minnesota 55428

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 to be filed by Ault Incorporated (the
"Company") with the Securities and Exchange Commission on December __, 1998 relating to an offering of up to 78,865 shares of Common Stock, no par value, to be offered by the Selling Shareholder, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

               1.   The Company has been duly
               incorporated and is validly existing as
               a corporation in good standing under the laws of the State of Minnesota.

               2.   The shares of Common Stock being
               offered by the Selling Shareholders have been validly and legally issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration
Statement.

                          Very truly yours,

                          LINDQUIST & VENNUM P.L.L.P.

                          /s/ Lindquist & Vennum
P.L.L.P.